CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 85 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 30, 2001, relating to the financial statements and financial highlights appearing in the March 31, 2001 Annual Reports to Shareholders of Lifecycle Long Range Fund -- Investment Class, Asset Management Portfolio, Lifecycle Mid Range Fund -- Investment Class, Asset Management Portfolio II, Lifecycle Short Range Fund -- Investment Class and Asset Management Portfolio III, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
July 26, 2001